Exhibit 10.13

SENECA SAVINGS

ANNUAL INCENTIVE PLAN

ARTICLE I

Establishment, Purpose and Duration

1.1            Establishment. This Annual Incentive Plan (the “Plan”) is adopted by Seneca Savings (the “Bank”), effective as of the 1st day of January 2022 (the “Effective Date”).

1.2            Purpose. The objectives of the Plan are to optimize the profitability and growth of the Bank (including its affiliates) through incentives consistent with the Bank’s goals in order to link and align the interests of the Participants with the incentive for individual and overall performance of the Bank. This Plan is further intended to provide flexibility to the Bank in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Bank’s success and to allow Participants to share in the success of the Bank.

1.3            Duration of this Plan. This Plan shall commence on the Effective Date, and shall remain in effect until terminated, modified or amended in accordance with Section 4.1 of the Plan.

ARTICLE II

Certain Definitions

Certain Definitions. Whenever used in this Plan, the following words and phrases shall have the meanings specified:

2.1            “Bonus Award” means a bonus paid in cash under the Plan.

2.2            “Committee” means the Compensation Committee of the Board of Directors of the Bank.

2.3            “Eligible Employee” means an employee of the Bank who is selected by the Committee, in its sole discretion, to participate in this Plan. Being selected to participate in this Plan for one Plan Year does not guarantee selection for participation in the Plan for any other Plan Year.

2.4            “Plan Year” means the Bank’s fiscal year, which is the calendar year.

2.5            “Participant” means an Eligible Employee who has been notified by the Committee that he or she has been selected to participate in this Plan for the current Plan Year.

ARTICLE III

Annual Cash Bonuses

3.1            Bonus Award

(a)            Each Plan Year, the Committee shall set performance objectives pursuant to Section 3.2 for each Participant in writing in an incentive work sheet (the “Work Sheet”), which will be provided to each Participant and included as an exhibit to the Plan. If the performance objectives for the Participant and Bank, as applicable, are accomplished, the Participant will receive a Bonus Award under the Plan, as set forth in the Participant’s Work Sheet.

(b)            In addition to the attainment of the performance objectives set forth by the Committee for the Participant in the Work Sheet, payment of the Bonus Award is also contingent on the overall performance level of the Bank, Seneca Financial Corp. (the holding company of the Bank) and and/or the Participant being satisfactory, as determined by the Committee. The Committee shall have the final authority to determine whether the Bank and/or any Participant has satisfied these requirements.

(c)            To be eligible to receive a Bonus Award, a Participant must be employed by the Bank as of the payout dates of the Bonus Award. If a Participant is not a Bank employee on a payout date of the Bonus Award, a Participant will not receive the Bonus Award.

(d)            If an Eligible Employee becomes a Participant at any time after the beginning of a Plan Year, the Bonus Award payable to that Participant may be pro-rated (at the discretion of the Committee).

3.2            Performance Objectives.

(a)            Payment of Bonus Awards in any Plan Year is contingent upon the performance objectives specified by the Committee for any Participant being met by the Bank and/or the Participant. The specific performance objectives are determined annually by the Committee and are subject to change by the Committee, but generally include objective performance targets focused on financial performance, profitability, growth, asset quality, and risk management, including, but not limited to, earnings per share, average past due and nonaccrual loans, local deposit growth, net income, return on average assets, return on equity, net loan growth, asset quality, efficiency ratio (including as compared to a peer group) and subjective, discretionary performance targets, such as particular qualitative factors for each Participant, based on his or her duties for the Bank.

(b)            Each performance objective shall specify levels of achievement of goals ranging as follows:

(i)	Threshold Level: The minimum level to earn a Bonus Award.

(ii)	Stretch Level: The level for typical, expected performance.

(iii)	Superior Level: The level for outstanding performance.

(c)            Each performance objective may be weighted based on priority as a percentage, or otherwise, of the total Bonus Award payable to the Participant. The weight of each performance objective attributable to a Participant will be set forth in his or her Work Sheet.

3.3            Termination of Employment. A Participant who is not employed as of the applicable payout dates for his or her Bonus Award shall forfeit the Bonus Award that would have been otherwise paid on the payment date had he or she remained employed as of that date. For purposes of this Plan, a “termination of employment” will have occurred if the Bank and Participant reasonably anticipate that either no further services will be performed by the Participant after the date of termination of employment (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes under the Plan, the definition of “termination of employment” shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

3.4            Time of Payout. Except as provided in Article IV, the Bonus Award will be paid to the Participant in a cash lump sum within two and one half (2½) months after the close of the Plan Year for which performance is measured, provided, that the Participant is continuously employed with the Bank on the payment date. Each payment will be made through the Bank’s regular payroll practices, including all applicable withholdings. Since the Participant must be employed on a payout date in order to receive the payment attributable to the Bonus Award, the payments of the Bonus Awards under the Plan are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, under the “short term deferral rule” set forth in Treasury Regulations Section 1.409A-1(b)(4). The Bonus Awards shall be certified by the Committee.

ARTICLE IV

Amendments, Termination and Clawback

4.1            Right to Amend or Terminate. The Committee may amend or terminate this Plan at any time without the consent of any Participants. Notwithstanding the foregoing, the Committee has the authority to adjust the amount of the Bonus Award (both positively or negatively) in the event of extraordinary, non-recurring or unusual circumstances or events for the Plan Year, as determined in the sole discretion of the Committee.

4.2            Clawback. In the event that the Seneca Financial Corp., the parent of the Bank (the “Company”), is required to prepare an accounting restatement on the Company’s audited annual financial statements due to material error or omission or fraud (as determined by the members of the Company’s Board of Directors who are considered “independent” for purposes of the listing standards of the NASDAQ Stock Market), each Participant shall reimburse the Company or the Bank for part or the entire Bonus Award made to such Participant on the basis of having met or exceeded specific targets for performance periods.

ARTICLE V

Miscellaneous

5.1            Binding Effect. This Plan shall be binding on the Participants, the Bank and their beneficiaries, survivors, executors, successors, administrators and transferees.

5.2            No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Participant. It also does not interfere with the Participant’s right to terminate employment at any time.

5.3            Non-Transferability. Bonus Awards under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

5.4            Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of New York, except to the extent preempted by the laws of the United States of America.

5.5            Entire Agreement. This Plan constitutes the entire agreement between the Bank and each Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

5.6            Administration. The Committee shall have powers which are necessary to administer this Plan, including but not limited to:

(a)            Interpreting the provisions of the Plan;

(b)            Determining the persons eligible to participate in the Plan;

(c)            Maintaining a record of benefit payments;

(d)            Establishing rules and prescribing any forms necessary or desirable to administer the Plan; and

(e)            Allocating all or a portion of its responsibilities (at its sole discretion) to any one or more of its members, or the Chief Executive Officer, provided that any action taken by the Chief Executive Officer remains subject to approval of the Committee.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Bank has executed this Plan on the date set forth below.

SENECA SAVINGS

January 3, 2022	By:	/s/ Joseph Vitale
Date		Joseph Vitale, President and CEO

5